Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 1 to the Registration Statement (Form F-3 No. 333-254986) and related Prospectus of International General Insurance Holdings Ltd. for the registration of 17,250,000 common shares, 37,761,864 common shares, 4,500,000 warrants, and 4,500,000 common shares issuable upon exercise of warrants of the Company and to the incorporation by reference therein of our report dated April 1, 2021 (except Notes 2 and 17, as to which the date is October 19, 2021), with respect to the consolidated financial statements of International General Insurance Holdings Ltd. included in its Annual Report (Form 20-F/A) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom

October 19, 2021